Exhibit 99.(h)(1)(X)

AMENDMENT

To

Transfer Agency and
Service Agreement Between

SS&C GIDS, Inc.

And

American Beacon Funds

This Amendment is made as of this 4th day of January 2023, by SS&C GIDS, Inc. (the “Transfer Agent”) and American Beacon Funds on behalf of its series listed in Schedule A, severely and not jointly (each a “Fund”, collectively the “Funds”). In accordance with Section 15 (Additional Funds/Portfolios) of the Transfer Agency and Service Agreement between American Beacon Funds and the Transfer Agent dated January 1, 1998, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. Any current Schedule A to the Agreement is hereby added to, replaced and/or superseded with the Schedule A attached hereto dated January 4, 2023; and

2.	All defined terms and definitions in the Agreements shall be the same in this Amendment (the “January 4, 2023 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this January 4, 2023 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this January 4, 2023 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AMERICAN BEACON FUNDS		SS&C GIDS, INC.
on behalf of its series listed in Schedule A, severely and not jointly

By:	/s/ Terri McKinney	By:	/s/ Nick Wright
	Name: Terri McKinney		Name: Nick Wright
	Title: Vice President		Title:Authorized Signatory

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

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